Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE
Contact:	Richard Jahnke, President & CEO, (651) 484-4874
Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Reports Second Quarter FY 2003 Results

Company Reports Strong Revenue Growth and Narrower Net Loss for the Quarter

SAINT PAUL, Minn. (June 3, 2003) – Angeion Corporation (Nasdaq SC: ANGN) today reported results for its second quarter ended April 30, 2003.  Total revenue increased by over 12% to $4.5 million, compared to $4.0 million for the three months ended April 30, 2002.  The net loss for the three months ended April 30, 2003 was $633,000, or $0.18 per share, compared to a net loss of $1.0 million, or $0.29 per share, for the three months ended April 30, 2002.  The net loss for the three months ended April 30, 2002 included $510,000 of interest expense associated with the Company’s previously outstanding Notes.

For the six months ended April 30, 2003 revenue was $9.2 million, an increase of 8.2% from $8.5 million reported for the comparable fiscal 2002 period.  The net loss was $1.3 million, or $0.35 per share, compared to a net loss of $3.1 million, or $0.85 per share, for the six months ended April 30, 2003 and 2002, respectively.  The net loss for the six months ended April 30, 2002 included $1.0 million of Note interest expense and a loss of $678,000 associated with discontinued operations.

Rick Jahnke, President and Chief Executive Officer of the Company, stated, “We are pleased with the continued improvements in the fundamentals of our business.  Our cardiorespiratory products continue to show increases in U.S. demand over the prior year and this portion of our business is cash flow positive.  We also continue to make progress as we invest in the rollout of our New Leaf ® health and fitness weight loss training products.  These products help people achieve their weight loss goals through accurate measurements of their bodies’ metabolic response to exercise.  We have generated interest in several health club chains and hope to have initial installations in these chains by the end of the summer.”

Jahnke also noted the strength of the Company’s balance sheet at April 30, 2003.  “Even with our initial investment in the rollout of the New Leaf products, we have maintained a cash and cash equivalents balance of $4 million, or over $1.10 per share, with no debt.  We believe that we have the resources to take advantage of our market opportunities.”

A detailed discussion of the Company’s financial position, results of operations and “fresh start” accounting principles is contained in the Company’s Form 10-KSB for the ten months ended October 31, 2002, which was filed with the SEC on January 29, 2003 and the Company’s Form 10-QSB for the three months ended January 31, 2003, which was filed with the SEC on March 17, 2003. The Company emerged from Chapter 11 Bankruptcy after converting its outstanding debt to equity on October 25, 2002 and in early November 2002 changed its fiscal year to October 31.

- more -

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems and related software for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through health and fitness clubs and cardiac rehabilitation centers.  For more information about Angeion, visit www.angeion-ir.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf products including its New Leaf Weight Loss Program, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products or claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to protect its intellectual property, (v) the Company’s dependence on third party vendors and (vi)  the Company’s ability to comply with Nasdaq listing requirements, including maintenance of the $1.00 per share bid price.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Transition Report on Form 10-KSB for the ten-month period ended October 31, 2002, and subsequently filed reports.

– Financials follow –

Angeion Corporation and Subsidiaries
Condensed Consolidated Financial Statements
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
Consolidated Statements of Operations	2003	2002	2003	2002
Revenue	$4,519	$4,028	$9,189	$8,451

Net loss from continuing operations	(633)	(1,032)	(1,257)	(2,377)
Loss from discontinued operations	—	—	—	(678)
Net loss	(633)	(1,032)	(1,257)	(3,055)

Net loss per share – basic and diluted	$(0.18)	$(0.29)	$(0.35)	$(0.85)

Consolidated Balance Sheets	April 30, 2003	October 31, 2002
Cash	$4,019	$4,434
Other current assets	6,483	6,280
Equipment and intangible assets	9,701	10,414
	$20,203	$21,128

Current liabilities	$3,554	$3,222
Shareholders’ equity	16,649	17,906
	$20,203	$21,128

###